Beginning in February 2002, the Trust's staff conducted interviews and solicited proposals to provide accounting services to the Trust from several national accounting firms,including the Former Accountants. The Former Accountants declined to submit a proposal for the aforementioned services. On April 24, 2002, the Board of Trustees approved Ernst & Young,LLP to replace Arthur Andersen, LLP (the "Former Accountants"). On May 29, 2002, the Participants of the AFL-CIO Housing Investment Trust (the "Trust") ratified the Board of Trustees' selection of Ernst & Young, LLP as the independent public accountants for the Trust for the current fiscal year.

     On the basis of such interviews and proposals, the Trust staff recommended to the Board of Trustees that the Trust not renew its agreement with the Former Accountants, and that, upon Participants' approval, the Trust retain Ernst & Young, LLP. Upon a recommendation of the Trust's Legal and Audit Committee, the Trustees at their meeting, held on April 24, 2002, voted to select Ernst & Young, LLP as the Trust's independent public accountants for the 2002 fiscal year. Such selection was submitted to the Participants for ratification on May 29, 2002. None of the Former Accountant's reports on the Trust's financial statements for the past two years contained an adverse opinion, disclaimer of opinion, or a modified or qualified opinion. Furthermore, during the Trust's two most recent fiscal years: there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; there were no disagreements with the Former Accountants with respect to internal controls necessary for the Trust to develop reliable financial statements; the Former Accountants have not advised the Trust of any material matters with respect to the Trust's reports or financial statements or of information that had come to the Former Accountants' attention that had led them to no longer be able to rely on the management's representations, that made them unwilling to be associated with financial statements prepared by management, that led them to advise the Trust of the need to expand the scope of its audit or that led them to question the fairness or reliability of reports or financial statements. Ernst &
Young, LLP was not consulted on any matter during the Trust's two most recent fiscal years on either the application of accounting principles to a specified transaction or an audit opinion, or any matter on which there was a disagreement with the Former Accountants.